Exhibit 99.1

Mentor Graphics Reports Fiscal Fourth Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--March 2, 2017--Mentor Graphics Corporation (NASDAQ: MENT) today announced financial results for the company’s fiscal fourth quarter ended January 31, 2017. The company reported record revenues of $478.0 million, GAAP earnings per share of $1.05 and non-GAAP earnings per share of $1.21. For the full fiscal year, revenues were up nine percent to $1.282 billion, GAAP earnings per share were $1.37 and non-GAAP earnings per share were $1.92.

Record Fiscal Fourth Quarter and 2017 Performance Highlights

  Fiscal year 2017 bookings were a record and up 15 percent from fiscal 2016.
  Eight of the top ten transactions in the fourth quarter were with systems customers and growth in annualized fees in the top ten renewals was 15 percent.
  Average term length for renewals in the top ten transactions was 3.2 years in the quarter.
  Fourth quarter emulation product bookings and revenue were up 60 and 70 percent year over year and New and Emerging bookings for the quarter were up 50 percent year over year.
  Fourth quarter GAAP gross margin was 89.4 percent. Non-GAAP gross margin of 90.0 percent is an all-time record.
  Fiscal 2017 GAAP operating margin was 15.8 percent and included special charges of approximately $16 million. Non-GAAP operating margin was a record at 21.8 percent.
  Fourth quarter and fiscal 2017 cash flow from operations were all-time records at $178 million and $322 million, respectively.

“Mentor achieved all-time record fourth quarter and full year revenues, non-GAAP operating margins and non-GAAP earnings per share,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Customer and shareholder reaction to the agreement of Siemens to acquire Mentor Graphics, announced in the fourth quarter, has been favorable. On February 2, at a special meeting of shareholders, 99.8 percent of the votes cast approved the transaction.”

In the fourth quarter Mentor introduced its new Tessent® DefectSim™ product that automates the defect coverage of any test applied to an analog or mixed-signal circuit. The winner of a Product of the Year award from Electronics Products magazine, Tessent DefectSim satisfies the growing defect-coverage measurement requirement for integrated circuits set by Tier One automotive suppliers. During the quarter the company announced that Toyota Motor Corporation has approved Mentor’s Volcano® VSTAR AUTOSAR basic software stack for use in all Toyota vehicles. The company also introduced Mentor Safe - one of the industry’s broadest and most comprehensive ISO 26262 qualification programs, which enables customers to integrate Mentor tools and software into their safety-critical designs and verification flows at all criticality levels.

“Fourth quarter bookings were up 20 percent over the same quarter a year ago,” said Gregory K. Hinckley, president of Mentor Graphics. “Scalable Verification, Integrated System Design and New and Emerging product categories drove fourth quarter bookings strength. Revenue of $478 million is a record for a fourth quarter and up over 42 percent from the same period a year ago. Non-GAAP earnings per share of $1.21 were up 92 percent year over year.”

Outlook and Acquisition Update

On November 14, 2016, the company announced that it had entered into a merger agreement under which Siemens will acquire Mentor Graphics. As a result of the acquisition announcement, the company will not provide an outlook for future financial results and is withdrawing all previously issued financial guidance.

The company has received several regulatory approvals of the transaction and several approvals remain outstanding. As previously announced, the transaction is expected to be completed by June 30, 2017.

Dividend

The company announced a quarterly dividend of $0.055 per share. The dividend is payable on March 30, 2017 to shareholders of record at the close of business on March 14, 2017.

Fiscal Year Definition

Mentor Graphics Corporation’s fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, operating margin, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, operating margin, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, marketing and sales, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to the variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.
  Special charges may include expenses related to employee severance, certain litigation costs, acquisitions, excess facility costs, and other asset related charges. Special charges are incurred based on particular facts and circumstances and can vary in size and frequency. Restructuring costs included in special charges include costs incurred for employee terminations, including severance and benefits, driven by modification of business strategy or business emphasis. Litigation costs classified as special charges consist of professional service fees related to patent litigation involving us, EVE S.A., and Synopsys, Inc. These costs are included in special charges because of their unusual nature due to the significance in variability of timing and amount. Special charges are not ordinarily included in our annual operating plan and related budget due to unpredictability, driven in part by rapidly changing technology and the competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.
  Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of our employee stock purchase plans. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.
  Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.
  Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income, net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.

  The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, utilizing a normalized effective tax rate. Our GAAP tax rate for the year ended January 31, 2017 is 16.2%. Our normalized non-GAAP effective tax rate for the year ended January 31, 2017 is 19%. The normalized non-GAAP effective tax rate considers our global tax posture, including the weighted average tax rates applicable in the various jurisdictions in which we operate; approximates the elimination of the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency; and considered our U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit in our financial statements. Our non-GAAP effective tax rate is subject to change over time for various reasons, including changes in geographic business mix, statutory tax rates, foreign re-investment expectations, and availability of U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit.
  Our agreement with the former owners of noncontrolling interests in one of our subsidiaries gave them a right to require us to purchase their interests for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. In September 2015 we acquired the remaining noncontrolling interest in the subsidiary. The amount for the twelve months ended January 31, 2016 reflects the final adjustment of redemption value to the actual price we paid. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, employee stock purchase plan shares, and convertible debt in a loss situation.

Non-GAAP gross profit, operating income, operating margin, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, operating margin, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

  Amortization of intangible assets represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly evaluate our business to determine whether any operations should be eliminated or curtailed. Additionally, as part of our ongoing business, we engage in acquisition and assimilation activities and patent litigation. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits.
  Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of approximately $1.28 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, Mentor, Tessent and Volcano are registered trademarks and DefectSim is a trademark of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Forward-Looking Statements

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) uncertainty associated with the announcement and pendency of our agreement to be acquired by U.S.-based entities affiliated with Siemens AG could adversely affect our business and relationships with customers; (ii) continued economic weakness in the European Union, China, Japan or other countries, and the adverse impact of such weakness on the company’s customers in those regions; (iii) the company’s ability to successfully update existing hardware and software products and offer new products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iv) effects of customer mergers, divestitures or shutdowns of business units or divisions, customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; (v) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (vi) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers, or result in loss of business; (vii) changes in accounting or reporting rules or interpretations, including new rules affecting revenue recognition; (viii) the impact of audits by taxing authorities, or changes in applicable tax laws, regulations or enforcement practices; (ix) political and economic uncertainty regarding Britain’s exit from the EU; (x) effects of unanticipated shifts in product mix on gross margin; and (xi) litigation; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Revenues:
System and software	$355,386	$213,790	$794,450	$700,621
Service and support	122,582	123,477	488,017	480,367
Total revenues	477,968	337,267	1,282,467	1,180,988
Cost of revenues: (1)
System and software	10,875	11,898	48,250	48,330
Service and support	37,740	33,750	138,650	134,025
Amortization of purchased technology	1,928	1,807	7,328	7,303
Total cost of revenues	50,543	47,455	194,228	189,658
Gross profit	427,425	289,812	1,088,239	991,330
Operating expenses:
Research and development (2)	126,748	103,203	412,309	381,440
Marketing and selling (3)	109,309	88,487	369,125	351,344
General and administration (4)	28,584	17,555	85,361	73,853
Equity in earnings of Frontline	(1,123)	(1,873)	(3,434)	(5,849)
Amortization of intangible assets (5)	1,492	1,899	6,028	8,716
Special charges (6)	9,833	1,087	15,769	45,081
Total operating expenses	274,843	210,358	885,158	854,585
Operating income:	152,582	79,454	203,081	136,745
Other income, net (7)	454	763	2,249	1,612
Interest expense (8)	(5,503)	(5,047)	(20,474)	(19,428)
Income before income tax	147,533	75,170	184,856	118,929
Income tax expense (9)	24,430	14,990	29,990	24,753
Net income	123,103	60,180	154,866	94,176
Less: Loss attributable to noncontrolling interest (10)	-	(91)	-	(2,101)
Net income attributable to Mentor Graphics
shareholders	$123,103	$60,271	$154,866	$96,277
Net income per share attributable to Mentor Graphics
shareholders:
Basic[a]	$1.12	$0.52	$1.42	$0.83
Diluted[a,b]	$1.05	$0.51	$1.37	$0.81
Weighted average number of shares outstanding:
Basic	109,845	116,442	108,795	116,701
Diluted	119,171	118,066	114,322	119,263

[a]We have increased the numerator of our basic and diluted earnings per share calculation for the adjustment of the noncontrolling interest with redemption feature to its calculated redemption value, recorded directly to retained earnings, as follows:

				$258

[b]We have increased the numerator of our diluted earnings per share calculation by $2,074 for the three months ended January 31, 2017 and the twelve months ended January 31, 2017 for the dilutive effect of our convertible debt. Corresponding dilutive shares of 5,671 for the three months ended January 31, 2017 and 2,681 for the twelve months ended January 31, 2017 are included in the diluted weighted average number of shares outstanding.

Refer to following page for a description of footnotes.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
(1) Cost of revenues:
Equity plan-related compensation	$808	$626	$3,085	$2,607
Amortization of purchased technology	1,928	1,807	7,328	7,303
	$2,736	$2,433	$10,413	$9,910

(2) Research and development:
Equity plan-related compensation	$4,607	$3,994	$18,205	$16,207

(3) Marketing and selling:
Equity plan-related compensation	$3,662	$2,309	$12,274	$9,623

(4) General and administration:
Equity plan-related compensation	$4,198	$2,679	$13,229	$12,060

(5) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,492	$1,899	$6,028	$8,716

(6) Special charges:
Rebalance, restructuring, certain litigation, and other costs	$9,833	$1,087	$15,769	$45,081

(7) Other income, net:
Net income (loss) of unconsolidated entities	$(81)	$(39)	$-	$(6)

(8) Interest expense:
Amortization of original issuance debt discount	$1,818	$1,693	$7,081	$6,593

(9) Income tax expense:
Non-GAAP income tax effects	$(8,971)	$(2,343)	$(20,902)	$(18,399)

(10) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related
compensation, and income tax effects	$-	$-	$-	$(638)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP net income attributable to Mentor Graphics shareholders	$123,103	$60,271	$154,866	$96,277
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	808	626	3,085	2,607
Research and development	4,607	3,994	18,205	16,207
Marketing and selling	3,662	2,309	12,274	9,623
General and administration	4,198	2,679	13,229	12,060
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,928	1,807	7,328	7,303
Amortization of intangible assets (3)	1,492	1,899	6,028	8,716
Special charges (4)	9,833	1,087	15,769	45,081
Other income, net (5)	(81)	(39)	-	(6)
Interest expense (6)	1,818	1,693	7,081	6,593
Non-GAAP income tax effects (7)	(8,971)	(2,343)	(20,902)	(18,399)
Noncontrolling interest (8)	-	-	-	(638)
Total of non-GAAP adjustments	19,294	13,712	62,097	89,147
Non-GAAP net income attributable to Mentor Graphics shareholders	$142,397	$73,983	$216,963	$185,424

GAAP weighted average shares (diluted)	119,171	118,066	114,322	119,263
Non-GAAP adjustment	-	-	-	2,046
Non-GAAP weighted average shares (diluted)	119,171	118,066	114,322	121,309

Net income per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$1.05	$0.51	$1.37	$0.81
Convertible debt adjustment (9)	-	-	-	0.01
Non-GAAP adjustments detailed above	0.16	0.12	0.55	0.73
Non-GAAP (diluted) (9)	$1.21	$0.63	$1.92	$1.55

(1)	Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(3)	Other identified intangible assets are generally amortized to operating expense over two to six years. Other identified intangible assets include trade names, customer relationships, and backlog resulting from acquisition transactions.
(4)

Three months ended January 31, 2017: Special charges consist of (i) $5,553 of costs incurred related to advisory fees and legal costs associated with the potential merger with Siemens Industry, Inc., (ii) $3,907 of costs incurred for employee rebalances which include severance benefits and notice pay, (iii) $121 for EVE litigation costs, and (iv) $252 in other adjustments.

	Three months ended January 31, 2016: Special charges consist of (i) $(692) of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $477 for EVE litigation costs, and (iii) $1,302 in other adjustments.
	Twelve months ended January 31, 2017: Special charges consist of (i) $6,791 of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $5,553 of costs incurred related to advisory fees and legal costs associated with the potential merger with Siemens Industry, Inc., (iii) $1,465 for EVE litigation costs, and (iv) $1,960 in other adjustments.
	Twelve months ended January 31, 2016: Special charges consist of (i) $25,232 for severance costs incurred for the voluntary early retirement program, (ii) $13,496 of costs incurred for employee rebalances which include severance benefits and notice pay, (iii) $4,118 for EVE litigation costs, and (iv) $2,235 in other adjustments.
(5)	Amount represents (earnings) losses for an investment accounted for under the equity method of accounting.
(6)	Amount represents the amortization of original issuance debt discount.
(7)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(8)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(9)	We have increased the numerator of our diluted earnings per share calculation by $2,074 for the three and twelve months ended January 31, 2017 and the twelve months ended January 31, 2016 for the dilutive effect of our convertible debt. Corresponding dilutive shares of 5,671 for the three months ended January 31, 2017 and 2,681 for the twelve months ended January 31, 2017 are already included in the GAAP diluted weighted average number of shares outstanding. Corresponding dilutive shares of 2,046 for the twelve months ended January 31, 2016 are presented in the reconciliation above.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP gross profit	$427,425	$289,812	$1,088,239	$991,330
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	808	626	3,085	2,607
Amortization of purchased technology	1,928	1,807	7,328	7,303
Non-GAAP gross profit	$430,161	$292,245	$1,098,652	$1,001,240

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP gross profit as a percent of total revenues	89.4%	85.9%	84.9%	83.9%
Non-GAAP adjustments detailed above	0.6%	0.8%	0.8%	0.9%
Non-GAAP gross profit as a percent of total revenues	90.0%	86.7%	85.7%	84.8%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP operating expenses	$274,843	$210,358	$885,158	$854,585
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(12,467)	(8,982)	(43,708)	(37,890)
Amortization of other identified intangible assets	(1,492)	(1,899)	(6,028)	(8,716)
Special charges	(9,833)	(1,087)	(15,769)	(45,081)
Non-GAAP operating expenses	$251,051	$198,390	$819,653	$762,898

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP operating income	$152,582	$79,454	$203,081	$136,745
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	13,275	9,608	46,793	40,497
Amortization of purchased technology	1,928	1,807	7,328	7,303
Amortization of other identified intangible assets	1,492	1,899	6,028	8,716
Special charges	9,833	1,087	15,769	45,081
Non-GAAP operating income	$179,110	$93,855	$278,999	$238,342

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP operating income as a percent of total revenues	31.9%	23.6%	15.8%	11.6%
Non-GAAP adjustments detailed above	5.6%	4.2%	6.0%	8.6%
Non-GAAP operating income as a percent of total revenues	37.5%	27.8%	21.8%	20.2%

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
GAAP other income, net and interest expense	$(5,049)	$(4,284)	$(18,225)	$(17,816)
Reconciling items to non-GAAP other income, net
and interest expense:
Equity in (earnings) losses of unconsolidated entities	(81)	(39)	-	(6)
Amortization of original issuance debt discount	1,818	1,693	7,081	6,593
Non-GAAP other income, net and interest expense	$(3,312)	$(2,630)	$(11,144)	$(11,229)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$441,087	$334,826
Trade accounts receivable, net	214,651	176,021
Term receivables, short-term	297,993	317,188
Prepaid expenses and other	70,120	70,432

Total current assets	1,023,851	898,467
Property, plant, and equipment, net	210,680	182,092
Term receivables, long-term	303,686	268,657
Goodwill and intangible assets, net	643,349	644,288
Other assets	79,619	70,860

Total assets	$2,261,185	$2,064,364

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$31,717	$33,449
Notes Payable, current portion	242,921	-
Accounts payable	16,454	16,740
Income taxes payable	10,150	3,966
Accrued payroll and related liabilities	116,521	73,371
Accrued and other liabilities	50,695	37,059
Deferred revenue	294,297	258,725

Total current liabilities	762,755	423,310
Long-term notes payable	5,188	240,076
Deferred revenue, long-term	40,196	18,303
Other long-term liabilities	67,327	62,246
Total liabilities	875,466	743,935

Convertible notes	10,036	-

Stockholders' equity:
Common stock	737,164	818,683
Retained earnings	664,084	522,846
Accumulated other comprehensive loss	(25,565)	(21,100)
Total stockholders' equity	1,375,683	1,320,429

Total liabilities and stockholders' equity	$2,261,185	$2,064,364

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Operating activities
Net income	$123,103	$60,180	$154,866	$94,176
Depreciation and amortization	16,378	15,497	61,847	61,422
Other adjustments to reconcile:
Operating cash	23,583	15,621	63,110	43,597
Changes in working capital	15,041	17,676	41,988	32,055

Net cash provided by operating activities	178,105	108,974	321,811	231,250

Investing activities
Net cash used in investing activities	(16,703)	(14,999)	(72,047)	(52,968)

Financing activities
Net cash provided by (used in) financing activities	17,994	(37,981)	(145,323)	(72,561)

Effect of exchange rate changes on cash and cash equivalents	(1,071)	(169)	1,820	(1,176)

Net change in cash and cash equivalents	178,325	55,825	106,261	104,545
Cash and cash equivalents at beginning of period	262,762	279,001	334,826	230,281

Cash and cash equivalents at end of period	$441,087	$334,826	$441,087	$334,826

Other data:
Capital expenditures, net	$16,703	$14,999	$60,288	$41,268
Days sales outstanding	97	132

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	2017					2016					2015
Product Category Bookings (a)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	50%	60%	25%	40%	30%	40%	40%	50%	45%	20%	25%	45%	55%	45%
SCALABLE VERIFICATION	15%	20%	15%	25%	20%	25%	30%	15%	15%	20%	25%	25%	20%	20%	20%
INTEGRATED SYSTEMS DESIGN	25%	15%	10%	30%	20%	15%	15%	20%	15%	15%	30%	25%	15%	10%	15%
NEW & EMERGING MARKETS	5%	5%	5%	10%	10%	10%	5%	10%	10%	10%	10%	15%	10%	5%	10%
SERVICES / OTHER	25%	10%	10%	10%	10%	20%	10%	15%	10%	10%	15%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017					2016					2015
Product Category Revenue (b)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	40%	45%	40%	40%	35%	40%	40%	50%	40%	25%	30%	35%	55%	40%
SCALABLE VERIFICATION	20%	25%	20%	20%	20%	30%	25%	25%	15%	25%	35%	25%	20%	20%	25%
INTEGRATED SYSTEMS DESIGN	25%	20%	20%	25%	20%	20%	20%	20%	20%	20%	25%	25%	25%	15%	20%
NEW & EMERGING MARKETS	10%	5%	5%	10%	10%	5%	5%	5%	5%	5%	5%	10%	10%	5%	5%
SERVICES / OTHER	15%	10%	10%	5%	10%	10%	10%	10%	10%	10%	10%	10%	10%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017					2016					2015
Bookings by Geography	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	30%	40%	30%	40%	35%	35%	35%	45%	40%	40%	50%	40%	50%	40%	45%
Europe	25%	20%	10%	30%	25%	25%	30%	20%	20%	25%	15%	25%	15%	15%	15%
Japan	30%	5%	5%	10%	10%	15%	5%	10%	5%	5%	15%	5%	10%	5%	5%
Pac Rim	15%	35%	55%	20%	30%	25%	30%	25%	35%	30%	20%	30%	25%	40%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017					2016					2015
Revenue by Geography	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	40%	40%	45%	30%	40%	50%	40%	40%	40%	45%	50%	45%	50%	40%	45%
Europe	25%	20%	20%	25%	20%	15%	25%	25%	20%	20%	25%	20%	20%	15%	20%
Japan	15%	10%	5%	10%	10%	10%	5%	10%	5%	5%	10%	10%	10%	5%	5%
Pac Rim	20%	30%	30%	35%	30%	25%	30%	25%	35%	30%	15%	25%	20%	40%	30%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017					2016					2015
Bookings by Business Model (c)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	10%	10%	10%	10%	20%	15%	15%	10%	15%	35%	20%	15%	10%	15%
Term Ratable	15%	10%	5%	5%	10%	10%	10%	10%	10%	10%	20%	10%	5%	5%	10%
Term Up Front	65%	80%	85%	85%	80%	70%	75%	75%	80%	75%	45%	70%	80%	85%	75%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017					2016					2015
Revenue by Business Model (c)	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	20%	10%	10%	10%	15%	15%	10%	15%	15%	35%	30%	15%	10%	20%
Term Ratable	15%	15%	10%	5%	10%	10%	10%	10%	5%	10%	10%	10%	10%	5%	5%
Term Up Front	65%	65%	80%	85%	80%	75%	75%	80%	80%	75%	55%	60%	75%	85%	75%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Category Bookings excludes support bookings for all sub-flow categories.
(b) Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

CONTACT:
Mentor Graphics Corporation
Vice President, Investor Relations and Corporate Development
Joe Reinhart, 503-685-1250
joe_reinhart@mentor.com